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                                                                    EXHIBIT 99.1


(SHOLODGE LOGO)

Contact:   Bob Marlowe
           Chief Financial Officer
           (615) 264-8000


SHOLODGE ANNOUNCES PLAN TO DEREGISTER ITS SECURITIES AND TO REDEEM ALL OF ITS OUTSTANDING PUBLIC DEBT


HENDERSONVILLE, Tenn. (January 14, 2005) - ShoLodge, Inc. (NASDAQ:LODG) today announced that it plans to file Form 15 with the United States Securities and Exchange Commission on or about January 24, 2005, voluntarily deregistering its securities and suspending its duty to file reports under Section 13 and 15(d) of the Securities Exchange Act of 1934. Any publicly-traded company with fewer than 300 holders of record of its common stock is eligible to take this action. As a result of deregistering with the SEC, ShoLodge's common stock will no longer be eligible for listing on Nasdaq.

         The Company expects the deregistration to become effective within 90 days of the filing of the Form 15. As a result of the Form 15 filing, the Company's obligations to file with the SEC certain reports and forms, including Forms 10-K, 10-Q and 8-K, will be suspended as of the date of the actual filing of the Form 15 and will cease as of the date the filing becomes effective.

         Additionally, the Company today announced that it intends to exercise its right to redeem all of its outstanding senior subordinated notes by the end of the Company's first fiscal quarter. The total amount currently outstanding, to be redeemed at par, totals $14,436,000, of which $8,525,000 and $5,911,000 are scheduled to mature November 1, 2006 and September 1, 2007, respectively. The Company originally issued $68,150,000 of these notes in 1996 and 1997, but has redeemed $53,714,000 of them to date. The notes bear interest from 9.55% to 10.15%.

         Commenting on the announcement, Leon Moore, chief executive officer of ShoLodge, said, "It is becoming increasingly expensive to be a public company. We have made a careful consideration of the advantages and disadvantages of continuing registration and the high costs and demands on management time arising from compliance with SEC, Sarbanes-Oxley and NASD requirements. We believe that this is an unnecessary burden for ShoLodge. Deregistering will significantly benefit the Company by reducing expenses and avoiding even higher future expenses. In addition, the elimination of debt bearing interest of almost 10% will reduce expenses even further. We are fortunate to have sufficient liquidity to eliminate this expense going forward, as well."

         This press release contains forward-looking statements relating to certain matters, which reflect management's best judgment, based on factors currently known and involve risks and uncertainties. Actual results could differ materially from the anticipated results or expectations expressed in the Company's forward-looking statements. Forward-looking information provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 should be evaluated in the context of these factors which are contained in the Company's Securities and Exchange Commission
(SEC) filings, including its periodic reports filed under the Securities Exchange Act of 1934, as amended. Copies of these filings are available upon request from the Company. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.